Exhibit 99

U.S. Xpress Enterprises, Inc. Reports Second Quarter 2018 Results

U.S. Xpress Enterprises, Inc. (the “Company”) today announced results for the second quarter of 2018.

Second Quarter 2018 Highlights
•	Total Operating Revenue of $449.8 million, an increase of 21.4% compared to second quarter 2017
•	Operating Income of $20.0 million compared to $2.7 million in the second quarter 2017
•	Adjusted Operating Income, a non-GAAP measure, of $26.5 million compared to $5.1 million in the second quarter of 2017
•	Operating ratio of 95.5%, a 380 basis point improvement compared to second quarter 2017
•	Adjusted Operating Ratio, a non-GAAP measure, of 93.4%, a 510 basis point improvement compared to second quarter 2017
•	IPO proceeds net of fees and expenses used to reduce net debt by approximately $236.2 million

Second Quarter Financial Performance

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total Revenue	$449,758	$370,350	$875,466	$734,026
Revenue, excluding fuel surcharge	$402,808	$338,463	$785,666	$670,305
Operating Income	$20,018	$2,689	$34,872	$4,617
Adjusted Operating Income[1]	26,455	5,050	41,309	6,978
Operating Ratio	95.5%	99.3%	96.0%	99.4%
Adjusted Operating Ratio[1]	93.4%	98.5%	94.7%	99.0%
Net Income (Loss) attributable to controlling interest	$615	$(8,452)	$1,774	$(12,884)
Adjusted Net Income (Loss) attributable to controlling interest[1]	$11,285	$(6,977)	$12,444	$(11,409)
[1] See GAAP to non-GAAP reconciliation in the schedules following this release

Eric Fuller, President and CEO, commented, “Over the last three years we have implemented a complete overhaul of the Company’s strategy and operations that we expect will improve execution and profitability. To achieve our goal, we changed the Company’s culture and recruited the expertise necessary to drive our transformation. We also implemented several strategic initiatives focused on improving driver retention, increasing our asset utilization, creating synergies for our customers within our different service offerings and driving a culture of cost management. The early success of our initiatives can clearly be seen in our second quarter results where we delivered our best Adjusted Operating Ratio since 1998. That said, we are not satisfied with our results and believe we can improve as we continue to execute our strategy designed to deliver an operating ratio in line with our peer group.”

“Another sign of our successful execution was our initial public offering where our shares began trading on the NYSE on June 14th.  Our IPO was the culmination of years of hard work by our employees combined with the strong partnership and support of our customers and partners. Our offering is an important step in the transformation and growth of U.S. Xpress and I am excited with the many opportunities that lie ahead,” concluded Mr. Fuller.

Enterprise Update
Total revenue for the second quarter of 2018 increased by $79.4 million to $449.8 million as compared to the second quarter of 2017.  The increase was primarily a result of an 11.4% increase in the Company’s average revenue per loaded mile (excluding fuel surcharge revenue), a 56.2% increase in brokerage revenue to $58.4 million, and a $15.1 million increase in fuel surcharge revenue.  Excluding the impact of fuel surcharges, second quarter revenue increased $64.3 million to $402.8 million, an increase of 19.0% as compared to the prior year quarter.

Operating income for the second quarter of 2018 was $20.0 million which compares favorably to the $2.7 million achieved in the second quarter of 2017. Excluding one-time costs related to the Company’s IPO transaction completed in June of 2018, second quarter Adjusted Operating Income was $26.5 million.  The second quarter 2018 Adjusted Operating Ratio was 93.4%, representing a 510 basis point improvement as compared to the second quarter of 2017. The Adjusted Operating Ratio of 93.4% for the second quarter is the Company’s lowest operating ratio in 20 years.

Truckload Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Over the road
Average revenue per tractor per week[1]	$3,957	$3,302	$3,890	$3,306
Average revenue per mile[1]	$2.023	$1.785	$1.997	$1.774
Average revenue miles per tractor per week	1,956	1,849	1,952	1,863
Average tractors	3,578	3,837	3,605	3,835
Dedicated
Average revenue per tractor per week[1]	$3,647	$3,735	$3,598	$3,649
Average revenue per mile[1]	$2.234	$2.064	$2.209	$2.076
Average revenue miles per tractor per week	1,632	1,810	1,629	1,757
Average tractors	2,721	2,353	2,672	2,369
Consolidated
Average revenue per tractor per week[1]	$3,823	$3,467	$3,771	$3,437
Average revenue per mile[1]	$2.105	$1.890	$2.078	$1.885
Average revenue miles per tractor per week	1,816	1,834	1,814	1,823
Average tractors	6,299	6,190	6,277	6,204

[1] Excluding fuel surcharge revenues

The above table excludes revenue, miles and tractors for services performed in Mexico.

Mr. Fuller said, “Overall, we remain optimistic as we continue to execute our strategy and market conditions remain strong. Of note, we experienced improving rates and volumes through the second quarter and expect no catalyst over the near term that would negatively impact current trends. That said, we continue to see an erosion of professional driver availability. As a result, we are continuing to focus on our driver centric initiatives to both retain the professional drivers who have chosen to partner with us and to attract new professional drivers to our team. We believe this focus allowed us to offset the difficult conditions, which have created a significant professional driver supply challenge for the broader industry as we slightly increased our tractor count during the second quarter of 2018 through an 11% reduction in our driver turnover percentage.  The environment in the third quarter of 2018 remains strong from a rate and volume perspective and we are currently anticipating rates to further increase on a sequential basis as we continue to implement contract rate increases in both our over the road and dedicated divisions.”

The Truckload segment achieved an Adjusted Operating Ratio of 92.7% for the second quarter of 2018, a 540 basis point improvement as compared to the Adjusted Operating Ratio of 98.1% achieved in the second quarter of 2017.  The improvement was due to the continued successful implementation of the Company’s strategic initiatives as well as broader market conditions.

In the over the road division, average revenue per tractor per week increased 19.8% in the second quarter of 2018, as compared to the second quarter of 2017. The increase was primarily the result of a 13.3% increase in the division’s average revenue per loaded mile (excluding fuel surcharge revenue) and a 5.8% increase in the division’s revenue miles per tractor per week. Generally, during a challenging driver market with increased demand, utilization will decline because a greater percentage of tractors are in transition onboarding new professional drivers as compared to being productive and because increased freight selectivity slows down overall velocity.

Despite the challenging market for drivers, utilization increased through the successful execution of numerous operational initiatives gaining traction through the quarter.  This strong utilization was impacted by the over the road division’s support of dedicated accounts during the quarter, which negatively impacted over the road utilization by approximately 150 basis points.  While supporting the dedicated accounts with the Company’s over the road fleet negatively affected our utilization in the second quarter, management believes that when these accounts are operationally established, U.S. Xpress will be able to recognize this increase in over the road utilization.

The dedicated division’s average revenue per tractor per week (excluding fuel surcharge revenue) decreased 2.4% in the second quarter of 2018 as compared to the second quarter of 2017. The decrease was primarily a result of a 9.8% decrease in the division’s revenue miles per tractor per week partially offset by a 8.2% increase in the division’s average revenue per loaded mile (excluding fuel surcharge revenue). The reduction in our utilization was primarily the result of certain accounts’ shipping patterns that performed differently than expected which affected utilization, driver hiring, and retention, and due in part to mix changes in the portfolio. As a result of negotiations related to these accounts that were underperforming from a utilization standpoint, rate increases have been implemented that were effective as of the end of July 2018. Overall, tractor count in the Company’s dedicated division has increased by 15.6% in the second quarter of 2018 as compared to the same period in the prior year and 3.7% sequentially as compared to the first quarter of 2018.

Brokerage Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Brokerage revenue	58,361	37,368	112,902	75,150
Gross margin %	12.2%	10.9%	13.1%	12.3%
Load Count	42,135	34,700	81,385	68,173

Brokerage segment revenues increased 56.2% to $58.4 million in the second quarter of 2018 as compared to $37.4 million in the second quarter of 2017.  The increase was primarily the result of a 21.4% increase in load count and higher revenue on a per load basis, and due in part to higher fuel prices. Brokerage gross margins expanded 130 basis points to 12.2% in the second quarter of 2018 as compared to 10.9% in the second quarter of 2017.

The brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to our customers.

Liquidity and Capital Resources
As of June 30, 2018, U.S. Xpress had $122.6 million of cash and availability under our revolving credit facility, $385.8 million of net debt and $213.6 million of total stockholders' equity. IPO proceeds net of fees and expenses were used to reduce net debt by approximately $236.2 million during the quarter. U.S. Xpress is committed to continuing its efforts to strengthen its balance sheet and reducing the Company’s leverage ratio which we believe will further position the Company for future opportunities as they arise.  As a result of the significant decrease in debt combined with the new capital structure put in place in conjunction with the IPO, consolidated interest expense in the third quarter of 2018 is expected to approximate $5.0 million as compared to $12.9 million in the third quarter of 2017.

Capital expenditures, net of proceeds, were $28.8 million in the current year quarter and $47.5 million year to date. For 2018, U.S. Xpress expects net capital expenditures will be between $170.0 and $190.0 million. Note, that for 2018 total net capital expenditures are higher than the Company’s normalized annualized replacement requirements. This is primarily a result of the mix of this year’s equipment replacements that will be 100% purchased with none planned for off-balance sheet leases. This ratio results in a higher net capital expenditures number for 2018 than if the Company’s fleet had rotated based on the overall fleet financing profile of approximately two thirds owned and one third leased.

Conference Call
As previously announced, the Company will hold a conference call to discuss its second quarter results at 5:00 p.m. (Eastern Time) on August 2nd, 2018.  The conference call can be accessed live over the by phone dialing 1-877-876-9176 or, for international callers, 1-785-424-1667 and requesting to be joined to the U.S. Xpress Second Quarter Earnings Conference Call.  A replay will be available starting at 8:00 p.m. (Eastern Time) on August 2nd, 2018 and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671.  The passcode for the replay is 130463.  The replay will be available until 11:59 p.m. (Eastern Time) on August 9th, 2018.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com.  The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call also will be available on this website.

Non-GAAP Financial Measures
In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Expenses, Adjusted Operating Income (on both a consolidated and segment basis), and Adjusted Net Income. Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. The non-GAAP information provided is used by our management and may not be comparable to similarly titled measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

About U.S. Xpress Enterprises
Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “focus,” “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); expected fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; expected freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; and our ability to adapt to changing market conditions and technologies. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com

Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Operating Revenue:
Revenue, excluding fuel surcharge	$402,808	$338,463	$785,666	$670,305
Fuel surcharge	46,950	31,887	89,800	63,721
Total operating revenue	449,758	370,350	875,466	734,026
Operating Expenses:
Salaries, wages and benefits	139,701	135,214	272,625	265,465
Fuel and fuel taxes	57,704	51,712	116,093	102,180
Vehicle rents	19,393	14,773	39,415	40,168
Depreciation and amortization, net of (gain) loss	24,149	26,510	48,855	45,758
Purchased transportation	118,681	68,828	220,457	137,853
Operating expense and supplies	29,073	33,167	58,864	64,539
Insurance premiums and claims	19,165	17,582	39,335	35,024
Operating taxes and licenses	3,509	3,097	6,910	6,464
Communications and utilities	2,425	1,953	4,891	3,921
General and other operating	15,940	14,825	33,149	28,037
Total operating expenses	429,740	367,661	840,594	729,409
Operating Income	20,018	2,689	34,872	4,617
Other Expenses (Income):
Interest Expense, net	12,298	12,906	24,956	23,424
Early extinguishment of debt	7,753	-	7,753	-
Equity in (income) loss of affiliated companies	(119)	657	177	1,000
Other, net	242	(216)	167	(808)
	20,174	13,347	33,053	23,616
Income (loss) Before Income Taxes	(156)	(10,658)	1,819	(18,999)
Income Tax Benefit	(1,191)	(2,261)	(598)	(6,195)
Net Income (loss)	1,035	(8,397)	2,417	(12,804)
Net Income attributable to non-controlling interest	420	55	643	80
Net Income (loss) attributable to controlling interest	$615	$(8,452)	$1,774	$(12,884)

Income (loss) Per Share
Basic earnings (loss) per share	$0.04	$(1.32)	$0.17	$(2.02)
Basic weighted average shares outstanding	14,214	6,385	10,321	6,385
Diluted earnings (loss) per share	$0.04	$(1.32)	$0.17	$(2.02)
Diluted weighted average shares outstanding	14,456	6,385	10,443	6,385

Condensed Consolidated Balance Sheets (unaudited)
	June 30,	December 31,
(in thousands)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,508	$9,232
Customer receivables, net of allowance of $69 and $122, respectively	206,558	186,407
Other receivables	22,240	21,637
Prepaid insurance and licenses	7,574	7,070
Operating supplies	9,432	8,787
Assets held for sale	9,720	3,417
Other current assets	15,892	12,170
Total current assets	277,924	248,720
Property and equipment, at cost	844,533	835,814
Less accumulated depreciation and amortization	(388,877)	(371,909)
Net property and equipment	455,656	463,905
Other assets:
Goodwill	57,708	57,708
Intangible assets, net	29,827	30,742
Other	21,110	19,496
Total other assets	108,645	107,946
Total assets	$842,225	$820,571
Liabilities, Redeemable Restricted Units and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$74,944	$80,555
Book overdraft	-	3,537
Accrued wages and benefits	24,885	20,530
Claims and insurance accruals	46,839	47,641
Other accrued liabilities	5,420	13,901
Current maturities of long-term debt	110,062	132,332
Total current liabilities	262,150	298,496
Long-term debt, net of current maturities	282,209	480,472
Less unamortized discount and debt issuance costs	(1,508)	(7,266)
Net long-term debt	280,701	473,206
Deferred income taxes	14,787	15,630
Other long-term liabilities	12,901	14,350
Claims and insurance accruals, long-term	58,124	56,713
Commitments and contingencies:
Redeemable restricted units	-	3,281
Stockholder's Equity (Deficit):
Common Stock	483	64
Additional paid-in capital	250,607	1
Accumulated deficit	(40,460)	(43,459)
Stockholder’s equity (deficit)	210,630	(43,394)
Noncontrolling interest	2,932	2,289
Total stockholder's equity (deficit)	213,562	(41,105)
Total liabilities, redeemable restricted units and stockholder's equity	$842,225	$820,571

Condensed Consolidated Cash Flow Statements (unaudited)
	Six Months Ended June 30,
(in thousands)	2018	2017
Operating activities
Net income (loss)	$2,417	$(12,804)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Early extinguishment of debt	7,753	-
Equity in loss of affiliated companies	177	1,000
Deferred income tax benefit	(959)	(7,077)
Provision for losses on receivables	36	-
Depreciation and amortization	46,792	44,976
Losses on sale of property and equipment	2,063	782
Restricted unit amortization	629	259
Original issue discount and deferred financing amortization	1,387	1,456
Interest paid-in-kind	(7,516)	953
Purchase commitment interest (income) expense	171	(366)
Changes in operating assets and liabilities
Receivables	(17,531)	(7,246)
Prepaid insurance and licenses	(504)	(284)
Operating supplies	(1,042)	(66)
Other assets	(3,777)	(1,361)
Accounts payable and other accrued liabilities	(15,353)	(12,934)
Accrued wages and benefits	4,356	(471)
Net cash provided by operating activities	19,099	6,817
Investing activities
Payments for purchases of property and equipment	(62,864)	(227,380)
Proceeds from sales of property and equipment	15,355	15,270
Acquisition of business	-	(2,219)
Other	(500)	(618)
Net cash used in investing activities	(48,009)	(214,947)
Financing activities
Borrowings under lines of credit	214,432	198,590
Payments under lines of credit	(243,765)	(158,204)
Borrowings under long-term debt	244,677	216,808
Payments of long-term debt	(427,341)	(55,051)
Payments of financing costs and original issue discount	(4,151)	(195)
Proceeds from issuance of 16,668,000 shares, net of expenses	247,098	-
Payments of long-term consideration for business acquisition	(1,010)	-
Repurchase of membership units	(217)	(340)
Book overdraft	(3,537)	7,432
Net cash provided by financing activities	26,186	209,040
Net change in cash and cash equivalents	(2,724)	910
Cash and cash equivalents
Beginning of year	9,232	3,278
End of year	$6,508	$4,188

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
	2018	2017	Change	2018	2017	Change
Operating Revenue:
Truckload[1]	$344,447	$301,095	14.4%	$672,764	$595,154	13.0%
Fuel Surcharge	46,950	31,887	47.2%	89,800	63,722	40.9%
Brokerage	58,361	37,368	56.2%	112,902	75,150	50.2%
Total Operating Revenue	$449,758	$370,350	21.4%	$875,466	$734,026	19.3%

Operating Income:
Truckload	$18,590	$3,295	464.2%	$31,093	$4,997	522.2%
Brokerage	$1,428	$(606)	nm	$3,779	$(380)	nm
	$20,018	$2,689	644.4%	$34,872	$4,617	655.3%

Operating Ratio:
Operating Ratio	95.5%	99.3%	-3.8%	96.0%	99.4%	-3.4%
Adjusted Operating Ratio[2]	93.4%	98.5%	-5.2%	94.7%	99.0%	-4.3%

Truckload Operating Ratio	95.3%	99.0%	-3.8%	95.9%	99.2%	-3.3%
Adjusted Truckload Operating Ratio[2]	92.7%	98.1%	-5.5%	94.4%	98.8%	-4.4%
Brokerage Operating Ratio	97.6%	101.6%	-4.0%	96.7%	100.5%	-3.8%

Truckload Statistics: [3]
Revenue Per Mile[1]	$2.105	$1.890	11.4%	$2.078	$1.885	10.2%

Average Tractors -
Company Owned	4,955	5,490	-9.7%	5,054	5,504	-8.2%
Owner Operators	1,344	700	92.0%	1,223	700	74.7%
Total Average Tractors	6,299	6,190	1.8%	6,277	6,204	1.2%

Average Revenue Miles Per Tractor Per Week	1,816	1,834	-1.0%	1,814	1,823	-0.5%

Average Revenue Per Tractor Per Week[1]	$3,823	$3,467	10.3%	$3,771	$3,437	9.7%

Total Miles	163,009	162,132	0.5%	324,066	320,922	1.0%

Total Company Miles	125,206	139,794	-10.4%	255,532	276,585	-7.6%

Total Independent Contractor Miles	37,803	22,338	69.2%	68,534	44,337	54.6%

Independent Contractor fuel surcharge	10,514	4,255	147.1%	18,470	8,642	113.7%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release
[3] Excludes revenue, miles and tractors for services performed in Mexico.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
GAAP Presentation:
Total revenue	$449,758	$370,350	$875,466	$734,026
Total operating expenses	(429,740)	(367,661)	(840,594)	(729,409)
Operating Income	$20,018	$2,689	$34,872	$4,617
Operating ratio	95.5%	99.3%	96.0%	99.4%

Non-GAAP Presentation
Total revenue	$449,758	$370,350	$875,466	$734,026
Fuel surcharge	(46,950)	(31,887)	(89,800)	(63,721)
Revenue, excluding fuel surcharge	402,808	338,463	785,666	670,305

Total operating expenses	429,740	367,661	840,594	729,409
Adjusted for:
Fuel surcharge	(46,950)	(31,887)	(89,800)	(63,721)
Fuel purchase arrangements	-	(2,361)	-	(2,361)
IPO-related costs[1]	(6,437)	-	(6,437)	-
Adjusted operating expenses	376,353	333,413	744,357	663,327
Adjusted Operating Income	$26,455	$5,050	$41,309	$6,978
Adjusted Operating Ratio	93.4%	98.5%	94.7%	99.0%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Truckload GAAP Presentation:
Total Truckload revenue	$391,397	$332,982	$762,564	$658,876
Total Truckload operating expenses	(372,807)	(329,687)	(731,471)	(653,880)
Truckload Operating Income	$18,590	$3,295	$31,093	$4,996
Truckload Operating ratio	95.3%	99.0%	95.9%	99.2%

Truckload Non-GAAP Presentation
Total Truckload revenue	$391,397	$332,982	$762,564	$658,876
Fuel surcharge	(46,950)	(31,887)	(89,800)	(63,721)
Revenue, excluding fuel surcharge	344,447	301,095	672,764	595,155

Total Truckload operating expenses	372,807	329,687	731,471	653,880
Adjusted for:
Fuel surcharge	(46,950)	(31,887)	(89,800)	(63,721)
Fuel purchase arrangements	-	(2,361)	-	(2,361)
IPO-related costs[1]	(6,437)	-	(6,437)	-
Truckload Adjusted operating expenses	319,420	295,439	635,234	587,798
Truckload Adjuted Operating Income	$25,027	$5,656	$37,530	$7,357
Truckload Adjusted operating ratio	92.7%	98.1%	94.4%	98.8%

[1] During the second quarter, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.

Non-GAAP Reconciliation - Adjusted Net Income (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
GAAP: Net Income (Loss) attributable to controlling interest	$615	$(8,452)	$1,774	$(12,884)
Adjusted for:
Income tax benefit	(1,191)	(2,261)	(598)	(6,195)
Income (loss) before income taxes attributable to controlling interest	$(576)	$(10,713)	$1,176	$(19,079)
Fuel purchase arrangements		2,361		2,361
Debt extinguishment costs in conjunction with IPO[1]	7,753	-	7,753	-
IPO-related costs[2]	6,437	-	6,437	-
Adjusted income (loss) before income taxes	13,614	(8,352)	15,366	(16,718)
Adjusted income tax provision (benefit)	2,329	(1,375)	2,922	(5,309)
Non-GAAP: Adjusted Net Income (Loss) attributable to controlling interest	$11,285	$(6,977)	$12,444	$(11,409)

1 In connection with the IPO, we recognized an early extinguishment of debt charge related to our then existing term loan.
[2] During the second quarter, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.

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